FOR IMMEDIATE RELEASE	MEDIA CONTACT:	Garet Hayes
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Office: 404.604.2602

AARON’S ELECTS CYNTHIA N. DAY TO BOARD OF DIRECTORS

ATLANTA (October 7, 2011) – Aaron’s, Inc. (NYSE: AAN), a lease-to-own retailer specializing in the sales and lease ownership of residential furniture, consumer electronics, home appliances and accessories, announced today that Cynthia N. Day has been elected to its Board of Directors. Day is the senior executive vice president and chief operating officer of Atlanta-based Citizens Trust Bank.

“We are extremely pleased to welcome Cynthia as a member of our Board of Directors,” said Robin Loudermilk, CEO and president of Aaron’s, Inc. “Cynthia has achieved remarkable success as the first woman to hold a COO position with Citizens Trust.  Her 20-year career in banking and finance is a testament to her keen business sense and will be a tremendous asset to our Board.  We look forward to drawing upon her expertise as we continue to grow and expand.”

In her current role, Day works to establish and implement the vision and strategic direction of Citizens Trust Bank. She joined the institution in February 2003 as executive vice president of management services through an acquisition by the historical Citizens Federal Savings Bank of Birmingham. During her tenure at Citizens Trust, the bank has reached milestones including achieving record earnings levels since its inception and continuing growth through acquisitions.

Day has been recognized as one of “Atlanta’s Top 100 Black Women of Influence” by the Atlanta Business League and one of the Atlanta Tribune’s “Wonder Women.”  She is active in the Atlanta community and is a member of or has previously served in various organizations including the Board of Directors of the National Banker’s Association, the Georgia Society of CPAs, The University of Alabama Continuing Education Advisory Board, the American Liver Foundation and the United Negro College Fund.

Day graduated from the University of Alabama with a Bachelor of Science degree in Business Administration and Accounting.  She and her husband, James Day, reside in Smyrna, Georgia, and are the proud parents of a daughter, Cydney.

Day’s election to Aaron’s Board of Directors follows closely behind other major announcements from the Company.  Last week the Company announced an investment in Perfect Home Holdings Limited, a privately-held U.K. rent-to-own company.  In September, Aaron’s announced Tom Peterson joining as vice president of marketing.

About Aaron's, Inc.
Aaron's, Inc. (NYSE: AAN), the nation's leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 1,900 Company-operated and franchised stores in 48 states and Canada. Founded in 1955 by entrepreneur R. Charles Loudermilk, Sr. and headquartered in Atlanta, Aaron's has been publicly traded since 1982. For more information, visit www.aarons.com.

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